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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Appendix B: Persons to Whom AIM Provides Non-Public Portfolio Holdings on an Ongoing Basis" in the Statement of Additional Information and to the use of our reports dated December 15, 2004, on the financial statements and financial highlights of AIM Opportunities I Fund, AIM Opportunities II Fund, and AIM Opportunities III Fund as of and for the year ended October 31, 2004 in the Post-Effective Amendment Number 14 to the Registration Statement (Form N-1A No. 333-47949).


                                        /s/ ERNST & YOUNG LLP

Houston, Texas
February 23, 2006